Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Business First Bancshares, Inc. of our report dated March 15, 2019, relating to the consolidated financial statements of Business First Bancshares, Inc. and Subsidiaries included in the Annual Report on Form 10-K of Business First Bancshares, Inc. for the year ended December 31, 2018.

We also consent to the reference to us under the heading "Experts" in the prospectus included with the Form S-4.

/s/ Hannis T. Bourgeois, LLP
Hannis T. Bourgeois, LLP

Baton Rouge, Louisiana

February 28, 2020